As filed with the Securities and Exchange Commission on January 16, 1998




                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                                 FORM S-8

                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933



                    FEDERATED DEPARTMENT STORES, INC.

                           151 West 34th Street
                         New York, New York 10001
                              (212) 695-4400

                                  -and-

 Delaware                7 West Seventh Street             13-3324058
(State of               Cincinnati, Ohio  45202         (I.R.S. Employer
Incorporation)                (513) 579-7000            Identification Number)


       FEDERATED DEPARTMENT STORES, INC. 1992 INCENTIVE BONUS PLAN


                Copies of notices and other communications
                            should be sent to:

   Dennis J. Broderick, Esq.                         Mark E. Betzen, Esq.
Senior Vice President, General Counsel,          Jones, Day, Reavis & Pogue
        and Secretary                             2300 Trammell Crow Center
Federated Department Stores, Inc.                     2001 Ross Avenue
    7 West Seventh Street                           Dallas, Texas  75201
   Cincinnati, Ohio  45202                             (214) 220-3939
       (513) 579-7000

    Approximate date of commencement of proposed sale to the public:   From
time to time after the effective date of this Registration Statement.

                     CALCULATION OF REGISTRATION FEE

                                                   Proposed       Proposed
                                                   Maximum        Maximum
Title of                            Amount         Offering       Aggregate      Amount of
Securities to                       to be          Price per      Offering       Registration
be Registered                     Registered       Share *        Price *        Fee


Common Stock, par value $0.01
per share .  .  .  .  .  .  .    200,000 shares    $41.875        $8,375,000     $2,470.63






   * Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h)(1) based on the market value of shares of Federated Common Stock ($41.875 per share, which is the average of the high and low sale prices of a share of Federated Common Stock on the Composite
Tape of The New York Stock Exchange, Inc. on January 12, 1998).



                               PART II


Item 3.  Incorporation of Documents by Reference

     The following documents (or, as applicable, the portions thereof specified below) filed by Federated Department Stores, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference, as of their respective dates, in this Registration Statement:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997 (Commission File No. 1-13536);

     (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended May 3, August 2, and November 1, 1997 and
Current Report on Form 8-K, dated July 15, 1997; and

     (c) The description of the Common Stock contained in a Registration Statement on Form 8-A filed with the Commission on December 12, 1994 pursuant to Section 12(b) of the Exchange Act.

In addition, all documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers

     The Company's Certificate of Incorporation (the "Certificate") provides, as do the charters of many other publicly held companies, that the personal liability of directors of the Company to the Company is eliminated to the maximum extent permitted by Delaware law. The Certificate and the Company's By-Laws (the "By-Laws") provide for the indemnification of the directors, officers, employees, and agents of the Company and its subsidiaries to the full extent that may be permitted by Delaware law from time to time, and the By-Laws provide for various procedures relating thereto. Certain provisions of the Certificate absolve the Company's directors of personal liability for monetary damages resulting from negligence in the performance of their duties, including gross negligence, except as set forth below. However, the Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives an improper personal benefit. The Certificate also does not absolve directors of liability under section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

     Under Delaware law, directors, officers, employees, and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In the case of an action by or in right of the corporation, such indemnification extends only to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action and court approval is required before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

     The Certificate provides, among other things, that each person who was or is made a party to, or is threatened to be made a party to, or is involved in, any action, suit, or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee, or agent for another entity), will be indemnified and held harmless by the Company to the full extent authorized by Delaware law against all expense, liability, or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred thereby will be deemed to be contract rights and will include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above in advance of their final disposition.

     As authorized by the Certificate, the Company has entered into indemnification agreements with each of its directors and certain of its officers. These indemnification agreements provide for, among other things, (i) the indemnification by the Company of the indemnitees thereunder to the extent described above, (ii) the advancement of attorneys' fees and other expenses, and (iii) the establishment, upon approval by the Company's Board of Directors, of trusts or other funding mechanisms to fund the Company's indemnification obligations thereunder.

Item 8.  Exhibits

       4.1  -- Certificate of Incorporation of the Company
               (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995 (the "1994 Form 10-K"))

       4.2 -- By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the 1994 Form 10-K)

       4.3 -- Rights Agreement between the Company and the Rights Agent thereunder (incorporated by reference to Exhibit
               4.3 to the 1994 Form 10-K)

       5    -- Opinion of Counsel

      23    -- Consent of KPMG Peat Marwick LLP

      24.1  -- Powers of Attorney

      24.2  -- Power of Attorney

Item 9.  Undertakings

     A.  The Company hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
     Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Company pursuant to Section 13 or
     Section 15(d) of the Exchange Act and incorporated herein by reference; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on January 16, 1998.

                                   FEDERATED DEPARTMENT STORES, INC.

                                   By:           /s/ Dennis J. Broderick
                                                   Dennis J. Broderick
                                                  Senior Vice President,
                                              General Counsel, and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on January 16, 1998.

Signature                                        Title

*James M. Zimmerman                     Chairman of the Board and Chief
James M. Zimmerman                      Executive Officer (principal
                                        executive officer) and Director

*Karen M. Hoguet                        Senior Vice President, Chief
Karen M. Hoguet                         Financial Officer, and Treasurer
                                        (principal financial officer)

*Joel A. Belsky                         Senior Vice President and
Joel A. Belsky                          Controller (principal accounting
                                        officer)

*Meyer Feldberg                         Director
Meyer Feldberg

*Earl G. Graves, Sr.                    Director
Earl G. Graves, Sr.

*George V. Grune                        Director
George V. Grune

*Sara Levinson                          Director
Sara Levinson

*Terry J. Lundgren                      Director
Terry J. Lundgren

*Joseph Neubauer                        Director
Joseph Neubauer

*Joseph A. Pichler                      Director
Joseph A. Pichler

*Ronald W. Tysoe                        Director
 Ronald W. Tysoe

*Karl M. von der Heyden                 Director
 Karl M. von der Heyden

*Craig E. Weatherup                     Director
 Craig E. Weatherup

*Marna C. Whittington                   Director
Marna C. Whittington

* The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to Powers of Attorney executed by the above-named persons.

                                        /s/ Dennis J. Broderick
                                          Dennis J. Broderick,
                                            Attorney-in-Fact

                         INDEX TO EXHIBITS


                                                                Sequentially
Exhibit No.  Exhibit                                              Numbered
                                                                    Page

  4.1--      Certificate of Incorporation of the
             Company (incorporated by reference to
             Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended
             January 28, 1995 (the "1994 Form 10-K"))

  4.2--      By-Laws of the Company (incorporated by
             reference to Exhibit 3.2 to the 1994 Form
             10-K)

  4.3-- Rights Agreement between the Company and the Rights Agent thereunder (incorporated by reference to Exhibit 4.3 to the 1994
             Form 10-K)

  5 --       Opinion of Counsel                                   E-1

 23--        Consent of KPMG Peat Marwick LLP                     E-2

 24.1--      Powers of Attorney                                   E-3

 24.2--      Power of Attorney                                    E-4